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                                                                     EXHIBIT 4.1

                              SCPIE HOLDINGS INC.

            1999 DIRECTOR AND SENIOR MANAGEMENT STOCK PURCHASE PLAN

      1.    Purpose.  The purpose of this Plan is to encourage greater stock
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ownership by Directors and members of Senior Management by facilitating the purchase of the Company's Common Stock, $.0001 par value ("Common Stock" or "Shares"). The Company recognizes that Directors and Senior Management contribute significantly to the management, growth and financial success of the Company and its subsidiaries. The Company also recognizes that aligning Director's and Senior Management's personal interests more closely with those of the stockholders and with the Company's financial performance will benefit the long-term growth of the Company while aiding it in attracting and retaining directors and employees of exceptional ability.

      2.    Administration.  The Board of Directors shall, in its discretion,
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establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and shall have full authority and power to interpret and construe any provision of the Plan. Decisions of the Board of Directors shall be final, binding and conclusive on all persons who have an interest in the Plan. The Plan shall be administered by either (a) the Board or (b) a committee appointed by the Board in its sole discretion (the "Administrator").

      3.    Eligibility and Participation.  All Directors of the Company,
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including Donald J. Zuk, are eligible to participate in the Plan. In addition to
Mr. Zuk, the members of Senior Management eligible to participate under the Plan are Joseph P. Henkes, Patrick T. Lo and Patrick S. Grant (together with the Directors, the "Eligible Participants").

      4.    Shares.  The Shares to be sold to the Eligible Participants shall be
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from the inventory of treasury stock now held by the Company. The Company shall reserve 150,000 Shares of treasury stock for issuance under the Plan. Each Eligible Participant would be eligible to purchase a maximum of 10,000 Shares under the Plan.

      5.    Purchase Price.  The purchase price for the Shares shall be $27
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15/16, the New York Stock Exchange closing price on May 13, 1999.

      6.    Plan Loans.  The Company shall extend loans (a "Loan") up to a
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maximum of $280,000 per Eligible Participant for the sole purpose of enabling such Eligible Participant to purchase Shares under the Plan. Each Loan shall be represented by a full recourse promissory note executed by the Eligible Participant in the form attached hereto as Exhibit A (the "Promissory Note").

      7.    Procedure for Loans.  Each Eligible Participant shall notify the
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Company verbally or in writing of his/her intention to purchase Shares under the
Plan and whether he/she desires a five-year Loan or a ten-year Loan. The
Eligible Participant will then execute a Subscription Agreement (in the form attached hereto as Exhibit B). The Company will fund the Loan and in consideration therefore, receive an executed Promissory Note from the Eligible Participant.
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      8.    Interest Rate.  Each Loan shall bear interest at the Applicable
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Federal Rate for May 1999 for a five-year term loan or a ten-year term loan, as applicable.

      9.    Safekeeping of Share Certificates.  The certificates for the Shares
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shall be issued and initially held by the Company for safekeeping. Upon an
Eligible Participant's written request, the Company shall deliver the certificates to the Eligible Participant. The Company will not rely on the certificates as collateral for the Loan.

      10.   Voluntary and Discretionary Nature of Plan.  The granting of the
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right to purchase Shares under this Plan shall be entirely discretionary with the Administrator, and nothing in this Plan shall be deemed to give any employee or Director of the Company or of any subsidiary of the Company any right to participate in this Plan or to purchase Shares. Nothing herein may be construed to limit or restrict the right of the Company or any subsidiary of the Company to terminate the employment of any Eligible Participant who is an employee at any time, with or without cause, or to change the compensation or other terms and conditions of employment of such Eligible Participant at any time. In addition, nothing herein shall confer upon any person any right to continue as a Director of the Company or obligate the Company to nominate any Director for reelection by the Company's stockholders. Eligible Participants are under no obligation to purchase any or all of the Shares made available for purchase by them.

      11.   Rule 144.  The Eligible Participants may be considered to be
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affiliates of the Company, as that term is defined in Rule 144, and be subject to restrictions on the sale of the Shares. The Company may require that a legend be placed on all certificates representing any Shares with respect to the foregoing restrictions.

      12.   Assignability.  The rights to purchase the Shares under this Plan
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shall not be transferable or assignable by the Eligible Participant, and the
Shares may be purchased only by the Eligible Participant. Except as otherwise provided herein, the provisions of this Plan shall be binding on the heirs, successors and legal representatives of the Company and the Eligible Participant.

      13.   Amendment and  Termination of the Plan.  The Board of Directors may
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from time to time alter, amend, suspend or discontinue this Plan and make further rules for its administration.

      14.   Exhibits.  The form of Promissory Note attached as Exhibit A and
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form of Subscription Agreement attached as Exhibit B are hereby incorporated into this Plan by reference.

      15.   Governing Law.  The Plan shall be construed and its provisions
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enforced and administered in accordance with the laws of the State of
California.

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